FOR IMMEDIATE RELEASE	Contact: James F. Arneson
President
253.441.4000

                               Venture Financial Group Announces Second Quarter Results

SECOND QUARTER HIGHLIGHTS

  Opened Woodinville financial center
  2nd Quarter Net Income of $1.8 million compared to $3.2 million same period last year
  Gross Loans increased $71.0 million or 9.5% over same period in 2007
  Deposits increased $78.1 million or 9.3% over same period in 2007
  Quarterly Net Interest Income increased $1.5 million or 15.3% over the same period in 2007
  Payment of thirty-seventh consecutive quarterly cash dividends to shareholders

DuPont, Wash., July 25, 2008 – Venture Financial Group, Inc. (“Venture” or “the Company”), parent company of Venture Bank (www.venture-bank.com) today announced for the six months ended June 30, 2008, net income of $4.9 million, a decrease of $1.5 million or 23.4% compared to $6.4 million for the six months ended June 30, 2007. For the three months ended June 30, 2008, net income was $1.8 million as compared to $3.2 million for the three months ended June 30, 2007.

At June 30, 2008, total assets increased to $1.2 billion, an increase of 9.1% or $1 million compared to $1.1 billion in total assets at June 30, 2007. Total assets remained stable from June 30, 2008 compared to $1.2 billion at December 31, 2007.

Total gross loans including loans held for sale at June 30, 2008 were $818.0 million which was an increase of 9.5% or $71.0 million from $747.0 million at June 30, 2007 and an increase of 4.5% or $34.9 million as compared to $783.1 million in total loans at December 31, 2007.

The continued real estate slowdown has strained the cash flow of a number of the bank’s borrowers, particularly residential builders and developers. As a result, nonperforming assets as a percentage of total assets increased to 3.16% at June 30, 2008 from 0.07% at June 30, 2007 and from 0.27% at December 31, 2007. “We are feeling the effects of the real estate slowdown, which have affected virtually all banks”, said Ken Parsons, Chairman and CEO of Venture Financial Group. “The impact has been most pronounced with residential land development projects. Lot sales activity has slowed, putting pressure on developers’ cash flow, and in some areas impacting lot prices.”

The ratio of allowance for credit losses to nonperforming loans was 34.41%, 352.10% and 1345.25% at June 30, 2008, December 31, 2007 and June 30, 2007, respectively. Net charge-offs for the three months ended June 30, 2008 and June 30, 2007 were $2.3 million and $554 thousand, respectively. Net charge-offs for the six months ended June 30, 2008 and June 30, 2007 were $2.5 million and $599 thousand, respectively. “We have been aggressive in our efforts to identify and appropriately value distressed loans”, said Jim Arneson, President and CEO of Venture Bank. “Certainly this is a difficult economic cycle that is creating challenges for banks and their customers that will take some time to resolve.”

Total deposits at June 30, 2008 were $916.6 million which was an increase of $78.1 million or 9.3% from $838.5 million at June 30, 2007 and an increase of 9.5% or $79.5 million as compared to $837.1 million at December 31, 2007. The increase in deposits represents a shift in the funding mix by increasing brokered deposits by $103 million from June 30, 2007 to June 30, 2008. The deposits were used to reduce borrowings and replace higher cost retail deposits.

 On July 16, 2008, the Board of Directors declared the thirty eighth consecutive quarterly cash dividend, payable on August 8, 2008. The dividend of eight and a half cents per share is payable to all shareholders of record as of July 28, 2008.

Operating Results

Net Interest Income
Total net interest income increased $1.5 million or 15.3% to $11.3 million for the three months ended June 30, 2008 compared to $9.8 million for the three months ended June 30, 2007. Net interest margin for the three months ended June 30, 2008 increased to 4.08% versus 4.04% for the three months ended June 30, 2007. After a rapid series of rate cuts by the Federal Reserve through April 30, 2008, the Federal Reserve decided to hold rates steady during the balance of the quarter. As rates stabilized, so did yields on variable rate loans for the related time period. However, rates on deposits fell slightly during May and June of 2008, leading to an increase in net interest margin.

Total net interest income increased $2.5 million or 13.0% to $21.8 million for the six months ended June 30, 2008 compared to $19.3 million for the six months ended June 30, 2007. Net interest margin for the six months ended June 30, 2008 was 3.98% versus 4.14% for the six months ended June 30, 2007. The increase in net interest income for the six months ended June 30, 2008 compared to the same period in 2007 was due primarily to an increase in our interest earning assets. The decrease in net interest margin was the result of the rapid reductions in the Federal Funds Target Rate. The prime rate decreased 325 basis points from September 18, 2007 through April 30, 2008. The published prime rate is used as a base index on many of our loan products and therefore our loans tied to prime re-priced 325 basis points lower during that time period. Deposits and other borrowings however did not re-price as quickly or in the same magnitude as our loan portfolio, which is partially due to competitors maintaining deposit rates at historically higher levels to attract deposits for liquidity purposes.

Provision for Loan Losses
The provision for loan losses increased to $3.4 million for the three months ended June 30, 2008 compared to $375 thousand for the same period last year. The provision for the six months ended June 30, 2008 increased to $4.9 million from $750 thousand for the same period last year. The increase in the provision is the amount management believes is required to maintain the allowance for credit losses at a level that is adequate to absorb estimated loan losses inherent in the loan portfolio.

Non-performing loans increased $35.5 million from $3.1 million at December 31, 2007 to $38.6 million at June 30, 2008. Management regularly reviews loans to ensure timely identification of any problem loans as well as any potential or specific losses, and begins collection efforts quickly. Additionally, management assesses current market conditions and when necessary obtains new appraisals to ensure loan to value ratios remain within Bank policy and loans are appropriately reserved for. Management expects that with continued economic weakness non-performing loans may increase.

Non-Interest Income
Total non-interest income increased to $3.2 million for the three months ended June 30, 2008 compared to $2.3 million for the same period ended June 30, 2007, an increase of 39.1% or $900 thousand. The major components of non-interest income include saleable mortgage loan fee income, service charge income, gains and losses on sales of securities and other income. Income from mortgage origination fees and net gains on sales of mortgage loans increased to $1.1 million for the three months ended June 30, 2008 as compared to $463 thousand for the same period ended June 30, 2007 due to the expansion of the mortgage department. Service charge income remained steady for the second quarter of 2008 compared to the second quarter 2007 at approximately $1 million per quarter. Net gain or loss on sale of securities increased from a loss of $139 thousand to a gain of $83 thousand for the three months ended June 30, 2007 and 2008, respectively. Other non-interest income decreased slightly to $781 thousand for the second quarter of 2008, compared to $822 thousand for the second quarter of 2007. The decrease in other non-interest income is primarily due to a $75 thousand insurance reimbursement and a $60 thousand non-recurring fee received during the three months ended June 30, 2007.

Non-interest income for the six months ending June 30, 2008 was $7.5 million compared to $4.8 million for the same period in 2007, an increase of 56.3% or $2.7 million. The largest factor for the change is the increase in origination fees and net gains on sales of loans of $1.6 million or 189.0% to $2.5 million for the six months ended June 30, 2008 compared to $865 thousand for the same period ended June 30, 2007.

Net gain on sale of securities increased to $779 thousand for the six months ended June 30, 2008 from a $139 thousand gain for the same period ended June 30, 2007. The change in market value of junior subordinated debentures increased to a $612 thousand gain from a $198 thousand gain for the six months ended June 30, 2008 and 2007, respectively.

Non-Interest Expense
Total non-interest expense increased $1.5 million or 20.8% to $8.7 million for the three months ended June 30, 2008 from $7.2 million for the three months ended June 30, 2007. The following components of non-interest expense (salaries and benefits, occupancy, and other expenses) all increased for the three months ended June 30, 2008 compared to the same period ending June 30, 2007. The largest component was the increase in salaries and benefits of $1.1 million to $4.8 million for the three months ended June 30, 2008 as compared to $3.7 million for the three months ended June 30, 2007. Of this increase, $364 thousand is the result of the addition of a new mortgage lending team during the period, and the balance is primarily due to new staff for the Woodinville financial center and other mortgage lending employees.

Total non-interest expense increased $2.9 million or 20.3% to $17.2 million for the six months ended June 30, 2008 from $14.3 million for the six months ended June 30, 2007. The increase in non-interest expense is attributable mainly to the increase in salaries and benefits of $1.9 million. This increase is due primarily to an increase of 22 full time equivalent employees from 250 as of June 30, 2007 to 272 as of June 30, 2008. Additionally, occupancy and equipment expense increased $457 thousand due to the related costs associated with depreciation, taxes and utilities on new offices. Other expenses increased $549 thousand primarily due to an increase in FDIC insurance expense of $175 thousand for the six months ended June 30, 2008. The FDIC insurance expense increase was a result of increasing deposits and increasing deposit insurance rates and the expiration of an assessment credit the Company finished receiving in 2007. Increased legal and appraisal costs associated with monitoring the loan portfolio also contributed to the increase in other expenses.

About Venture Financial Group
Venture Financial Group, through its wholly owned subsidiary Venture Bank, has 19 full-service financial centers and 1 loan production office located primarily along the Interstate 5 corridor in the Puget Sound region of western Washington. Venture Bank offers a full spectrum of financial services including commercial, construction, residential and consumer lending, deposit products and other banking services. Further information about Venture Bank may be found at www.venture-bank.com.

Note Regarding Forward-Looking Information
This press release includes forward-looking statements within the meaning of the "Safe-Harbor" provisions of the Private Securities Litigation Reform Act of 1995, which management believes are a benefit to shareholders. We make forward looking statements in this press release regarding risk mitigation and cost restructuring, credit quality and economic conditions. These statements are necessarily subject to risk and uncertainty and actual results could differ materially due to certain risk factors, including those set forth from time to time in the Company’s filings with the Securities and Exchange Commission. You should not place undue reliance on forward-looking statements and we undertake no obligation to update any such statements.

VENTURE FINANCIAL GROUP
CONDENSED CONSOLIDATED STATEMENTS OF CONDITION
(Dollars in thousands, except share and per share amounts)

ASSETS

	June 30,	December 31,	June 30,
	2008	2007	2007
	(unaudited)	(audited)	(unaudited)

Cash and due from banks	$ 17,062	$ 17,719	$ 18,373
Interest bearing deposits in other banks	5	6	962

Total cash and cash equivalents	17,067	17,725	19,335

Securities available-for-sale	278,347	280,177	226,560
Securities held-to-maturity	16,802	16,800	10,000
Investment in trusts	682	682	682
FHLB Stock and TIB Stock	7,314	4,590	4,590
Loans held-for-sale	17,965	17,389	4,802

Loans	800,067	765,728	742,241
Allowance for credit losses	(13,267)	(10,975)	(9,067)

Net loans	786,800	754,753	733,174

Premises and equipment, net of accumulated depreciation	34,674	33,337	31,176
Foreclosed real estate	185	68	68
Accrued interest receivable	4,293	4,862	4,394
Cash surrender value of bank owned life insurance	20,886	20,344	18,054
Goodwill	24,202	24,202	24,916
Other intangible assets	534	678	821
Other assets	15,019	7,636	5,460

Total assets	$ 1,224,770	$ 1,183,243	$ 1,084,032

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits
Non-interest bearing checking	$ 112,189	$ 103,721	$ 102,815
NOW, Savings and MMDA	375,241	379,629	356,331
Time certificates of deposit	429,155	353,774	379,359

Total deposits	916,585	837,124	838,505

Federal funds purchased	34,715	-	-
Securities sold under agreements to repurchase	17,040	28,282	33,881
Other borrowings	142,156	195,758	94,339
Junior subordinated debentures at fair value	21,154	21,766	22,829
Accrued interest payable	1,133	1,990	1,779
Other liabilities	9,625	9,566	7,934

Total liabilities	1,142,408	1,094,486	999,267

SHAREHOLDERS' EQUITY

Common stock (no par value); 30,000,000 shares authorized, shares issued and outstanding: June 30, 2008 – 7,225,237; December
31, 2007 -7,221,787; June 30, 2007 – 7,197,226	36,759	36,507	35,718

Retained earnings	62,095	58,798	54,629
Advance to KSOP	-	-	(634)
Accumulated other comprehensive loss	(16,492)	(6,548)	(4,948)

Total shareholders' equity	82,362	88,757	84,765

Total liabilities and shareholders' equity	$ 1,224,770	$ 1,183,243	$ 1,084,032

VENTURE FINANCIAL GROUP
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands, except per share amounts; unaudited)

	Three months ended		Six months ended
	June 30		June 30
	2008	2007	2008	2007
INTEREST INCOME
Loans	$ 13,883	$ 16,442	$ 28,347	$ 32,367
Federal funds sold and deposits in banks	5	32	9	54
Investment securities
Taxable	4,934	3,093	9,886	5,370
Non-taxable	67	133	208	347

Total interest income	18,889	19,700	38,450	38,138

INTEREST EXPENSE
Deposits	5,738	7,960	12,424	14,947
Federal funds purchased	169	2	359	2
Securities sold under agreement to repurchase	157	439	404	830
Other borrowings	1,093	1,008	2,730	2,058
Junior subordinated debentures	392	498	779	1,000

Total interest expense	7,549	9,907	16,696	18,837

Net interest income	11,340	9,793	21,754	19,301

PROVISION FOR CREDIT LOSSES	3,375	375	4,900	750

Net interest income after provision for credit
losses	7,965	9,418	16,854	18,551

NON-INTEREST INCOME
Service charges on deposit accounts	1,062	1,009	2,103	1,955
Origination fees and net gains on sales of loans	1,149	463	2,452	865
Net gain / (loss) on sale of securities	83	(139)	779	139
Change in market value of junior subordinated
debentures	170	107	612	198
Other non-interest income	782	822	1,519	1,673

Total non-interest income	3,246	2,262	7,465	4,830

NON-INTEREST EXPENSES
Salaries and employee benefits	4,768	3,720	9,695	7,794
Occupancy	728	723	1,460	1,289
Equipment	689	561	1,289	1,003
Amortization of intangible assets	71	71	143	143
Other non-interest expense	2,463	2,158	4,627	4,078

Total non-interest expenses	8,719	7,233	17,214	14,307

Income before provision for income taxes	2,492	4,447	7,105	9,074

PROVISION FOR INCOME TAXES	682	1,277	2,169	2,710

NET INCOME	$ 1,810	$ 3,170	$ 4,936	$ 6,364

EARNINGS PER SHARE
Basic	$ 0.25	$ 0.44	$ 0.68	$ 0.89
Diluted	$ 0.25	$ 0.44	$ 0.68	$ 0.88
Weighted average shares outstanding, basic	7,221,269	7,150,658	7,220,538	7,150,777
Weighted average shares outstanding, diluted	7,283,844	7,271,374	7,293,935	7,271,854